Exhibit (d)(5)

FORM OF SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of August 5, 2019, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and OFS Credit Company, Inc. (the “Company”).

1.
The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.001 per share (the “Common Stock”), on July 31, 2019 (the “Record Date”), the right (“Rights”) to subscribe for an aggregate of up to 1,254,000 shares of Common Stock (the “Shares”). Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on August 23, 2019 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). Pursuant to the Rights Offering, one Right will be issued for each share of Common Stock outstanding on the Record Date. Two Rights and payment in full of the subscription price of $16.50 (the “Subscription Price”) are required to subscribe for one Share. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”) as described in the Prospectus (as defined below). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated August 5, 2019 (the “Prospectus”).

2.
The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions); and

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company.

4.
As soon as is reasonably practicable, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)
Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Share duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b)
As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Shares that can be subscribed for under the Basic Subscription Right. The Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Shares”). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Shares subscribed for. If the aggregate number of Shares subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of Shares subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Shares subscribed for by all participants under the Additional Subscription Privilege. Any fractional Share to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded arithmetically to the next whole Share.

(c)
Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)
Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Shares subscribed for has been delivered, the Subscription Agent shall mail to subscribers who hold shares in certificated form, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. With respect to all other subscribers, the Subscription Agent shall note the ownership of Shares purchased in book-entry form. If a lesser number of Shares is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)
Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party. Notwithstanding anything to the contrary, if the subscriber properly withdraws its subscription prior to the Expiration Date by delivering a notice of withdrawal to the Subscription Agent, the Subscription Agent shall return any monies paid by such subscriber.

6.
The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

7.
If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

8.
The Subscription Agent shall notify the Company by telephone on and before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending two (2) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request. As used herein, “Trading Days” shall mean any day on which shares of Common Stock are purchased and sole on the principal market on which the Common Stock are listed or quoted.

9.
With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Bilal Rashid	President and Chief Executive Officer
Jeffrey A. Cerny	Chief Financial Officer
Jeffery S. Owen	Chief Accounting Officer
Mukya S. Porter	Chief Compliance Officer
Tod K. Reichert	Corporate Secretary

10.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

11.
The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

12.
The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) (collectively, a “Claim”) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs. The Company shall have the right, at its option, to assume the control of any Claim in respect of which indemnity may be sought hereunder, including the employment of counsel with respect thereto, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by the Subscription Agent in connection with such Claim. In any such Claim of which the Company shall have so assumed, the Subscription Agent shall have the right to participate and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Subscription Agent (and not the Company) unless (i) the Company and the Subscription Agent shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such Claim (including any impleaded parties) include the Company and the Subscription Agent and representation of both parties by the same counsel would, in the opinion of counsel to the Subscription Agent, be inappropriate due to actual legal conflict of interest. The Company agrees to keep the Subscription Agent informed of the status of any Claim hereunder. The Company will not, without the prior written consent of the Subscription Agent (which consent shall not be unreasonably withheld), settle any Claim relating to the Subscription Agent’s engagement hereunder unless such settlement includes an express, complete and unconditional release of the Subscription Agent, with respect to all Claims asserted in or relating to the Subscription Agent’s engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

13.
Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:
OFS Credit Company, Inc.
10 South Wacker Drive, Suite 2500
Chicago, Illinois 60606
Attn: Tod K. Reichert, Corporate Secretary
Tel: (847) 734.2047

If to the Subscription Agent:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Corporate Actions
Tel: (718) 921.8200

with copy to:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: General Counsel
Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

14.
If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

15.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement may be commenced, presented or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the parties consent to the jurisdiction of such courts and personal service. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter. In the event of litigation relating to this Agreement, the prevailing party (as determined by a court of competent jurisdiction) shall be entitled to recover its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation from the non-prevailing party.

16.
Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

17.
No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

18.
Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

19.
This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. The words, “execution,” “signed,” “Signatures” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

OFS CREDIT COMPANY, INC.

By: ____________________________________
Name: Tod K. Reichert
Title: Corporate Secretary

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: __________________________________
Name:
Title:

Fee Schedule

Project fee of $16,000.00
Per subscription processed $0.00
Per extension to the expiration time $3,500.00
Plus reasonable and documented out-of-pocket expenses. Extraordinary expenses not to exceed $500.00 without the prior written consent of the Company

DTC new cusip eligibility fee $1,000.00 (Non-Negotiable)

Fees are payable prior to the Launch date

Santander Bank NA.
601 Penn Street
Reading, PA 19601

ABA # 231372691
SWIFT CODE: SVRNUS33
For further credit to: American Stock Transfer & Trust, LLC
6201 15TH Avenue
Brooklyn, NY 11219
Account # 3036002123
Reference: Company name
Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: OFS Credit Company, Inc.
Attention: Tod K. Reichert
Address: 10 S. Wacker Drive, Suite 2500
Address: Chicago, Illinois 60606
Facsimile: 847.734.7910
Phone: 847.734.2047
Email: treichert@ofsmanagement.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as Subscription Agent and are subject to adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.